SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   PIONEER RAILCORP
      (Exact name of registrant as specified in its charter)


     Iowa                                 37-1191206

(State or other jurisdiction of       (IRS Employer
 incorporation or organization)        Identification No.)

     1318 S. Johanson Road
     Peoria, Illinois           61607

    (Address of principal executive offices)   (zip code)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

           1994 STOCK OPTION PLAN FOR PIONEER RAILCORP
                     (Full title of the plan)


          CALCULATION OF REGISTRATION FEE

Title of      Amount to       Proposed    Proposed     Amount of
Class of     Be Registered     Maximum     Maximum     Registration
Securities      (1)           Offering    Aggregate     Fee (2)
to Be                         Price per   Offering
Registered                    share (2)   Price (2)


Common Stock,    836,000        $3.92      $1,633,060.   $563.12
Class "A"
$.001 par value
per Share



     (1) The securities to be registered consist of 836,000 shares reserved for issuance under the 1994 Stock Option Plan for Pioneer Railcorp, of which 770,000 shares are reserved for issuance to employees of Pioneer Railcorp; and 66,000 shares are reserved for issuance to non-employee directors (the "Plan").


     (2) The Amount of the Registration Fee is calculated pursuant to Rule 457(h). accordingly, the maximum price per share of the common stock offered hereunder and the maximum aggregate offering price pursuant to the Plan is based on the following shares of common stock reserved for issuance under the Plan and subject to options already granted thereunder at the following exercise prices:


   Number of Shares                     Exercise Price
   of Common Stock                        Per Share
   Reserved for Issuance

       473,000                              $1.50
       165,000                               1.65
        44,000                               2.38
        11,000                               2.69
       121,000                               3.56
        22,000                               3.92



       ----------------------------------------------------

                             PART II

          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Securities & Exchange Commission (the
"Commission"):

The Company's Current Report on Form 8-K dated December 27, 1994, as amended February 24, 1995 and August 23, 1995.

The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, as amended August 31, 1995 and September 20, 1995.

The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995, as amended May 19, 1995, August 31, 1995, September 20, 1995 and September 22, 1995.

The Company's Current Report on Form 8-K dated June 30, 1995, as amended August 19, 1995.

The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995, as amended August 31, 1995, September 20, 1995, September 22, 1995, and December 5, 1995.

The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.

The Company's Current Report on Form 8-K dated November 22, 1995.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such reports and documents.

The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus shall have been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits shall have been specifically incorporated by reference into such documents.
Requests for such copies should be directed to Investor Relations Dept., Pioneer Railcorp, 1318 S. Johanson Road,Peoria, Illinois 61607, telephone (309) 697-1400.


Item 4.  Description of Securities.

     The shares available for purchase with the options described herein (the "Option Shares") are authorized but unissued shares of the Registrant's Class A Common Stock (which is the only class of common equity currently outstanding). The Company's Class A Common Stock is registered under the Securities Exchange Act of 1934, and is listed on the Chicago Stock Exchange.

Item 5.  Interests of Named Experts and Counsel.

     Certain matters with respect to the validity of Common Stock to be offered hereby will be passed on for the Company by Daniel A. LaKemper, Esq. Mr. LaKemper, the Secretary and General Counsel of the Company, is also a shareholder of the Company, and, as of January 26, 1996, held options to purchase 176,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

     Article XII of the Company's By-Laws contains provisions, pursuant to Section 490.851 of the Iowa Business Corporation Act, authorizing indemnification of reasonable expenses incurred by any officer, director, employee or agent of the corporation, or any individual serving at the request of the corporation as an officer, director, employee or agent of any other entity, who is, was, or is threatened to be made a party to any legal proceeding (other than an action by or in the right of the corporation) brought by reason of the fact that the individual is or was an officer, director, employee or agent, if (a) the individual acted in good faith; (b) the individual reasonably believed their conduct was in the best interest of the corporation, or at least not opposed to the best interests of the corporation; and (c) in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful.

     The By-Law also provides that the corporation may indemnify any person who was, is, or is threatened to be made a party to an action by or in the right of the corporation, under the same conditions, provided the individual is not adjudged liable to the corporation.

     The Company is also subject to Section 490.852 of the Iowa Business Corporation Act, which mandates indemnification to "a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     This Registration Statement does not seek to register a reoffering or resale of restricted securities.

Item 8.  Exhibits.

     (a)  Exhibits.

               The following documents are filed as a part of this registration statement.

  Exhibit    Description of Exhibit

     1       Articles of Incorporation of Pioneer Railcorp
             (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form S-3
             (Reg. No. 33-64909).

     2       Bylaws of the Registrant, as amended.

     3       1994 Stock Option Plan for Pioneer Railcorp.

     4       Form of Incentive Stock Option Agreement under the
             1994 Stock Option Plan for Pioneer Railcorp.

     5 Form of Option Agreement for non-employee Directors under the 1994 Stock Option Plan for Pioneer Railcorp.

     6       Opinion as to Legality.

     7       Consent of Daniel A. LaKemper, Esq.

     8       Consent of McGladrey & Pullen, LLP.

     9       Consent of Pasquale & Bowers.


     (b) Not Applicable. This is not a qualified pension or retirement plan under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings.

     A.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 19933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Peoria, State of Illinois, on January 29, 1996.


                                    PIONEER RAILCORP
                                    (Registrant)



                               By:/s/ Guy L. Brenkman
                                  Guy L. Brenkman, Chairman and
                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ J. Michael Carr                /s/ Orvel L. Cox
J. Michael Carr, Director and      Orvel L. Cox, Director
Chief Financial Officer


Dated: January 29, 1996            Dated: January 29, 1996